Exhibit 99.1

Schnitzer Steel Industries, Inc. Appoints Gregory R. Friedman to its Board of Directors

PORTLAND, Ore.--(BUSINESS WIRE)--November 14, 2022--Schnitzer Steel Industries, Inc. (NASDAQ: SCHN) announced that its Board of Directors has appointed Gregory R. Friedman as a new independent director, effective immediately. Mr. Friedman will serve on the Audit Committee and the Compensation and Human Resources Committee of the Board.

Over his 30-year career, Mr. Friedman has led business growth through a variety of senior executive roles. He currently serves as the Chief Financial Officer of Mura Technology, a plastics recycling technology company supported by investments by multiple leading petrochemical and industrial companies and aims to become the world’s prime producer of recycled hydrocarbons.

Prior to joining Mura, from 2018 through 2021 Mr. Friedman served as Executive Vice President and Chief Financial Officer of Corteva Agriscience™ (NYSE: CTVA), a spin-off of DowDuPont where, among other things, he shepherded a successful IPO of the company. Mr. Friedman previously held various financial leadership positions across a broad product range at DuPont (NYSE: DD) from 2000 through 2018 with responsibility for financial risk management and controls, financial accounting, FP&A, as well as capital markets activities, including debt, equity, and investor relations. Mr. Friedman holds a BS in Accounting from the University of Southern California and an MBA from the Anderson School of Management at the University of California, Los Angeles.

“I am very pleased to welcome Greg to Schnitzer’s Board of Directors,” said Tamara L. Lundgren, Chairman and Chief Executive Officer of Schnitzer. “Greg is a talented business leader and a seasoned financial executive with a keen understanding of the global commodities markets and the important role of recycled products in the transition to a low carbon economy. Greg will bring immediate value to our Board as we execute on our strategic initiatives to expand our business and meet the increasing demand for recycled products and services that support decarbonization.”

This appointment brings Schnitzer’s board of directors to nine members. You can view information on Schnitzer’s board of directors on our investor relations website: https://www.schnitzersteel.com/company/about-schnitzer/management-board

About Schnitzer Steel Industries, Inc.

Schnitzer Steel Industries, Inc. is one of the largest manufacturers and exporters of recycled metal products in North America with operating facilities located in 25 states, Puerto Rico, and Western Canada. Schnitzer has seven deep water export facilities located on both the East and West Coasts and in Hawaii and Puerto Rico. The Company’s integrated operating platform also includes 51 stores which sell serviceable used auto parts from salvaged vehicles and receive over 4.1 million annual retail visits. The Company’s steel manufacturing operations produce finished steel products, including rebar, wire rod and other specialty products. The Company began operations in 1906 in Portland, Oregon.

Contacts

Investor Relations:
Michael Bennett
(503) 323-2811
mcbennett@schn.com

Company Info:
www.schnitzersteel.com
ir@schn.com